Exhibit 10.4
Trinseo PLC 76 Sir John Rogerson’s Quay Dublin 2 D02 FX51, Ireland

May 9, 2022

Andre Lanning

S.V.P., Chief Commercial Officer

Dear Andre,

We are pleased to confirm a change in your Change of Control benefit under your employment contract with Trinseo PLC or its affiliate.  Basically, the change increases the severance amount from 18 months to 24 months provided all other conditions of this benefit are met.  More particularly, please note that the double trigger elements both still apply.

A side-by-side comparison of the change is provided below:

Current Change in Control Severance - Section 7(d)	New Change in Control Severance - Section 7(d)
(i)(i)          This Section 7(d) shall apply if the Executive's employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for good reason as defined in art. 340c para 2 CO, in either case, during the two (2)-year period commencing upon a Change in Control. Subject to the Executive's not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 7(c) hereof, except that in lieu of receiving the Severance Amount in installments as contemplated under Section 7(c)(ii) hereof, the Executive shall receive a lump sum payment equal to the Severance Amount on the date of such termination.

(i)This Section 7(d) shall apply if the Executive's employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for good reason as defined in art. 340c para 2 CO, in either case, during the two (2)-year period commencing upon a Change in Control.   Subject to the Executive's not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive thebenefits set forth in Section 7(c) hereof, except that (i) the Severance Amount shall be two (2.0) multiplied by the annual sum of the Executive’s Base Salary and Target Bonus in effect for the then-current year of termination, and (ii)  in lieu of receiving the Severance Amount in installments as contemplated under Section 7(c)(ii) hereof, the Executive shall receive a lump sum payment equal to the Severance Amount on the date of such termination.

By way of this letter amendment, we propose deleting current Section 7(d)(i) and replacing it with new Section 7(d)(i). There are no other changes to your employment contract.  All other terms and conditions remain unchanged.

Please return your acceptance at your earliest convenience.

Best regards,

Signature: /s/ Frank A. Bozich	Signature: /s/ Paula Cooney
Name:Frank A. Bozich	Name:Paula Cooney
Title:President & Chief Executive Officer	Title:S.V.P., Chief Human Resources Officer
Date:5-20-2022	Date:5-20-2022

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Trinseo PLC 76 Sir John Rogerson’s Quay Dublin 2 D02 FX51, Ireland

I have read this letter amendment, understand it, and agree to the terms set forth above:

Date: 5/23/2022Signature: /s/ Andre Lanning

Andre Lanning